Exhibit 99.1

March 21, 2007

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:	Larry H. Putnam	(805) 466-7087
President and Chief Executive Officer

	John Hansen	(805) 466-7087
Executive Vice President and Chief Financial Officer

	Santa Lucia Bancorp	(805) 466-7087
www.santaluciabank.com

SANTA LUCIA BANCORP (ATASCADERO, CALIFORNIA)
(OTC Bulletin Board: SLBA.OB)
ANNOUNCES CASH DIVIDEND

Mr. Jerry W. DeCou III, Chairman of the Board of Santa Lucia Bancorp recently announced a 20-cent per share cash dividend to shareholders of record as of March 31, 2007.  The dividend will be paid on or about April 20, 2007.

This is the second cash dividend paid by Santa Lucia Bancorp, which was formed on April 3, 2006, to serve as the bank holding company for Santa Lucia Bank.  This dividend by Santa Lucia Bancorp continues the tradition of Santa Lucia Bank’s payment of consecutive cash dividends for the past 18 years.

“The Board of Directors of Santa Lucia Bancorp would like to thank the shareholders for their continued support.  The Board would also like to express its gratitude to the customers and staff of the Bank who make the continued success of the company possible,” stated Mr. DeCou.

Santa Lucia Bancorp is headquartered in Atascadero, California and operates Santa Lucia Bank as a wholly owned subsidiary with offices in Atascadero, Paso Robles, Arroyo Grande and Santa Maria.  Santa Lucia Bank opened for business on August 5, 1985.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties.  Actual results may differ materially from stated expectations.  Specific factors include, but are not limited to, increased profitability, continued growth, the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight over the Company’s or Bank’s operations, interest rates and financial policies of the United States government, general economic conditions and California’s energy crisis.  Additional information on these and other factors that could affect financial results are included in the Company’s Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA).  Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof.  Santa Lucia Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.  This statement is included for the express purpose of protecting Santa Lucia Bancorp under PSLRA’s safe harbor provisions.